Science Dynamics Issues Letter to Shareholders
Wednesday January 18, 9:28 am ET

Company Expects to be EBITDA Positive in Q1 '06, Contract Backlog More Than $14M

PENNSAUKEN, N.J., Jan. 18 /PRNewswire-FirstCall/ -- Science Dynamics Corporation (OTC Bulletin Board: SIDY - News), a provider of advanced technological solutions to the Department of Defense, key government agencies and commercial markets, issued the following letter from CEO Paul Burgess:

To Our Shareholders and Investors,

I am pleased to report that we made progress on a number of key initiatives in 2005. As we look forward, we have every reason to believe 2006 will be significantly stronger in terms of strengthening our company financially and positioning us for future success.

The past year was critical in making the transition from an inmate telephony company to an organization providing advanced technological solutions to government and commercial markets. Acquiring Systems Management Engineering, Inc. (SMEI) early in the year was instrumental in enabling us to significantly expand our proprietary technology and technical expertise in telecommunications and information technology. We have completely and successfully integrated SMEI and Science Dynamics (SciDyn) operations. We're already realizing SG&A synergies between the two organizations and anticipate further benefits throughout the new year. Most importantly, the acquisition enabled us to leverage the capabilities of both companies in product development and customer reach, which, combined with the cost efficiencies, moves us closer to profitability.

I expect SciDyn to be EBITDA positive in Q1 of 2006. We have increased our contractual engagements with the federal government from task-based contracts to multi-year contracts. Our contract backlog has increased to over $14 million. We've made significant progress in strengthening the balance sheet and intend to continue our refinancing efforts. We're also looking to access capital that minimizes shareholder dilution and can be managed with an eye on the company's cash flow.

November in particular was a significant month for Science Dynamics. We successfully renegotiated the terms of an outstanding secured convertible term note and realized significant savings. In addition to deferring over $420,000 in past due principal payments, we were also able to waive almost $260,000 in interest owed and eliminate $600,000 in potential damages. That same month we also established a line of credit with Presidential Financial to provide us with working capital as needed to grow the software solutions business. These efforts combined give us additional financial resources and flexibility to help expand our service. While we don't have our 2005 year-end financial results yet, we were encouraged by the $1,119,135 in revenues we realized in Q3 of 2005, an 86% increase over the previous year. Revenues for the nine months ended September 30, 2005 of $3,248,699 represented an 87% increase in the comparable period in 2004. I believe this top-line growth underscores the success of our acquisition strategy and highlights the positive contribution made by SMEI. Our priorities in 2006 are to further ramp up sales, integrate accretive acquisitions and improve the bottom line.

We also intend to increase our visibility this year, both on Wall Street and within the federal software solutions space. Our team is driven to increase shareholder value through organic growth and acquisitions throughout the year. With regards to our acquisition strategy, we will continue to pursue profitable companies with proprietary products and services we can sell to our existing customers and which have synergies with our existing business.

I am encouraged that the stock recently traded at significantly higher volumes. As our company's financial position continues to improve, we expect the market valuation to match the improved results. I may take advantage of recent prices to buy shares in the open market.

As always, I appreciate the support of our long-term shareholders, directors and employees. I will continue to work hard throughout the new year to increase our company's value.

            Paul Burgess
            CEO and President

About Science Dynamics Corporation

Headquartered in Pennsauken, N.J., Science Dynamics Corporation is a provider of advanced technological solutions to the Department of Defense, key government agencies and commercial markets. The company has nearly 25 years of experience in designing, deploying and managing highly secure advanced software and telecommunications solutions for federal government departments, agencies and mid- to large-sized enterprises. Science Dynamics Corporation's telecommunications solutions are installed in over 30,000 ports throughout 18 countries worldwide. For more information, visit http://www.scidyn.com . About Systems Management Engineering, Inc.

Science Dynamics owns 82% of SMEI. SMEI has developed advanced data management applications, Internet server technology and information systems that it markets to both public and private sectors. SMEI's product, Aquifer, helps its customers reduce development time for projects, manage the deployment of applications across the Internet to desktops around the world and implement military-grade security on all systems where the applications are deployed. For more information about SMEI, visit http://www.sysmanagement.com . An investment profile about Science Dynamics may be found at http://www.hawkassociates.com/sciencedynamics/profile.htm.

For investor relations information regarding Science Dynamics, contact Frank Hawkins or Julie Marshall, Hawk Associates, at (305) 451-1888, e-mail: info@hawkassociates.com . An online investor relations kit including press releases, current price quotes, stock charts and other valuable information for investors may be found at http://www.hawkassociates.com and http://www.americanmicrocaps.com.

Forward-Looking Statements: Certain statements made in this press release by Science Dynamics Corporation are forward-looking statements. Although such statements are based on current expectations, they are subject to a number of future uncertainties and risks, and actual results may differ materially. The uncertainties and risks include, but are not limited to, the acquisition by Science Dynamics Corporation of Systems Management Engineering, Inc. and the successful operation of Systems Management Engineering, Inc. post-acquisition, additional potential acquisitions of Science Dynamics Corporation and the ability of Science Dynamics Corporation to effectively execute its business plan and develop a successful business. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. Statements made in this document that are not purely historical are forward-looking statements, including any statements as to beliefs, plans, expectations, anticipations or intentions regarding the future. Science Dynamics Corporation assumes no obligation to update information concerning the forward-looking statements contained herein.

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Source: Science Dynamics Corporation